Exhibit 10.2

MUTUAL RELEASE OF CLAIMS AGREEMENT

This Mutual Release of Claims Agreement (“Agreement”) is entered by and between Cooltech Holding Corp., its affiliates (including, without limitation, its parent and all of its subsidiaries), its successors and assigns (hereinafter the “Company”) and Voigt Consultancy, Inc. (“Voigt Consultancy”).  Voigt Consultancy and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Voigt Consultancy and the Company entered into an arrangement whereby Voigt Consultancy has been providing services to the Company (hereinafter, the “Arrangement”);

WHEREAS, the Parties desire to terminate the Arrangement and amicably settle all outstanding financial and legal issues which may exist arising from or relating to the Arrangement;

NOW, THEREFORE, in consideration of the benefits, mutual promises, and other good and valuable consideration set forth herein, the sufficiency of which the Parties expressly acknowledge, Voigt Consultancy and the Company agree as follows:

1.	The Company agrees to provide Voigt Consultancy the following consideration after Voigt Consultancy executes this Agreement and all required clearances are obtained from Nasdaq:
(a)

The Company owes Voigt Consultancy total compensation of $112,500.00.  This amount will be converted into 31,869 units of securities (“Exchange Units”) of Cool Holdings, Inc., the Company’s parent (“Parent”) at an exchange rate per Exchange Unit of $3.53.  Each Exchange Unit will be comprised of (a) one share of common stock of Parent, par value $0.001 (the “Exchange Common Shares”), and (b) a warrant, in the form attached hereto as Exhibit A, which would permit the holder to purchase up to 100% of the number of Exchange Common Shares, at an exercise price of $3.41 per share beginning after a six-month waiting period (the “Exchange Warrants”);

(b)

No factional Exchange Units will be issued.  Instead, the number of Exchange Units to be issued to Voigt Consultancy will be the number of Exchange Units as would otherwise be issued pursuant to the Exchange rounded down to the next lowest whole number. The issuance of the Exchange Units will be made without registration of the offering and exchange of the Exchange Units under the Securities Act;

(c)

Parent will instruct its transfer agent, Computershare Trust Company, N.A., to electronically issue the Exchange Common Shares, in book-entry form, to the Holder and to issue the shares with the 1933 Act Legend; and

(d)	Parent will issue and deliver the Exchange Warrants.
2.

Effective upon timely delivery of the consideration as provided in Section 1 above, each of the Parties, on behalf of themselves, and all persons or entities claiming by, through or under them, and their respective heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other

Party, as well as the other Party’s respective officers, directors, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, employers, attorneys, accountants, predecessors, successors, insurers, representatives, and agents with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to any dealings between the Parties prior to the date hereof relating to the Arrangement.  The Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement. The Parties specifically do not, however, waive or release any claim that may arise for breach of this Agreement.

3.	The execution of this Agreement shall not be construed as an admission of liability or fault by any Party. Any and all liability is expressly denied by all Parties.
4.

The Parties represent and agree that no promise, inducement, or agreement other than as expressed herein has been made to them and that this Agreement is fully integrated, supersedes all prior agreements and understandings, and any other agreement between the Parties, and contains the entire agreement between the Parties.

5.

The Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

6.

If any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Parties. This Agreement is governed by the laws of the State of Florida.

7.

A court of competent jurisdiction in the State of Florida shall have exclusive jurisdiction of any lawsuit arising from or relating to this Agreement.   The prevailing party in any such lawsuit will be entitled to an award of attorney’s fees and reasonable litigation costs.

8.

This Agreement may be executed via facsimile or electronic mail and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

ACCEPTED AND AGREED TO:

Cooltech Holding Corp.: Voigt Consultancy, Inc.:

/s/ Mauricio Diaz/s/ Reinier Voigt

By:  Mauricio DiazReinier Voigt

Its:  Chief Executive OfficerPresident

Dated: September 13, 2018Dated: September 13, 2018

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